CODE OF ETHICS

NORTH SQUARE INVESTMENTS, LLC

January 23, 2019

North Square Investments, LLC (“North Square” or “Adviser”) Code of Ethics (“Code”) is adopted in compliance with the requirements of U.S. securities laws applicable to registered investment advisers. Registered investment advisers are required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), to adopt a code of ethics which, among other things, sets forth the standards of business conduct required of their access persons and requires those persons to comply with the Federal Securities Laws.

1.Standards of Business Conduct

We seek to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by our clients is something we value and endeavor to protect. To further that goal, we have adopted this Code and implemented policies and procedures to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the Federal Securities Laws and the fiduciary duties owed to our Clients.

We have affirmative duties of care, honesty, loyalty and good faith to act in the best interests of our Clients. Our Client’s interests are paramount to and come before our personal interests. Our Access Persons, as those terms are defined in this Code, are also expected to behave as fiduciaries with respect to our Client. This means that each must render disinterested advice, protect Client assets (including nonpublic information about the Client or an Investor’s account) and act always in the best interest of our Client. We must also strive to identify and avoid conflicts of interest, however such conflicts may arise.

Access Persons of North Square must not:

◦employ any device, scheme or artifice to defraud a Client;
◦make to a Client any untrue statement of a material fact or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
◦engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client;
◦engage in any manipulative practice with respect to a Client;
◦use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a Client; or
◦conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to Clients as a fiduciary.

To assure compliance with these restrictions and the Federal Securities Laws, as defined in this Code, we have adopted, and agreed to be governed by, the provisions of this Code in addition to the procedures contained in applicable compliance manuals.1 However, Access Persons are expected to comply not merely with the “letter of the law”, but with the spirit of the laws, this Code and applicable compliance manual.

Should you have any doubt as to whether this Code applies to you, you should contact the CCO.

2.Definitions

As used in the Code, the following terms have the following meanings:

A.Access Persons include: (1) any director or officer of the Adviser; (2) any employee at the Adviser who (a) has access to nonpublic information regarding any Client’s purchase or sale of securities, or portfolio holdings; or (b) is involved in making securities recommendations to Clients or has access to such recommendations that are nonpublic; and (3) any other person who the CCO determines to be an Access Person.2

B.Automatic Investment Plan means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan (DRIP).

C.Beneficial Ownership generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

D.Chief Compliance Officer or CCO means the Adviser’s Chief Compliance Officer, as designated on Form ADV, Part 1, Schedule A, or the CCO’s designee, as applicable.

E.Federal Securities Laws means: (1) the Securities Act of 1933, as amended (“Securities Act”); (2) the Exchange Act; (3) the Sarbanes-Oxley Act of 2002; (4) the Advisers Act; (5) title V of the Gramm-Leach-Bliley Act; (6) any rules adopted by the SEC under the foregoing statutes; (8) the Bank Secrecy Act, as it applies to investment advisers; and
(9) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

F.Initial Public Offering or IPO means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).

G.Limited Offering means an offering that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506. Limited Offerings of securities issued by North Square are included in the term Limited Offering.

1    Applicable compliance manuals include, among others, the Adviser’s policies and procedures adopted pursuant to Advisers Act Rule 206(4)-7. Access Persons are required to comply with all relevant compliance procedures, whether or not listed.
2    The CCO will inform all Access Persons of their status as such and will maintain a list of Access Persons.

H.Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.

I.Reportable Security means any security as defined in Advisers Act Section 202(a)(18) and Company Act Section 2(a)(36) except (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
(3) shares issued by money market funds; and (4) shares issued by open-end funds.

3.Substantive Restrictions

A.Blackout Period. Access Persons shall not buy or sell a Reportable Security on the same day as any trades in the security are made for client accounts. The price paid or received by a client for any security should not be affected by a buying or selling interest on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person.

B.IPO and Limited Offering Restrictions. Access Persons may not acquire any securities issued as part of an IPO or a Limited Offering, absent prior approval of the CCO or the CCO’s designee. Any such approval will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to such person because of his or her position with North Square. An Access Person who has been authorized to acquire securities must disclose their interests if involved in considering an investment in such securities for a Client. Any decision to acquire the issuer’s securities on behalf of a Client shall be subject to review by Access Persons with no personal interest in the issuer.

C.Other Trading Restrictions. Access Persons may not hold more than 5% of the outstanding securities of a single company without the approval of the CCO.

D.Short Swing Profits. Access Persons are discouraged from engaging in frequent or short- term trading. The CCO monitors personal trading of Access Persons and if there is evidence that an Access Person is engaging in frequent or short-term trading, the CCO will use discretion in resolving the situation with the Access Person.

E.Gift Policy. Access Persons must not give or accept gifts from any entity doing business with or on behalf of the Adviser in contravention of our gift policy, as contained in our compliance procedures.

F.Political Contributions. Access Persons may not make political contributions to state or local candidates or PACs for state or local elections without preclearance from the CCO or designee. Although all Contributions made by Access Persons must be pre-approved by the CCO, the Contributions described below are examples of those which may be approved pursuant to the pre-approval process. Contributions to any Public Official, if:

•the Access Person is entitled to vote for such Public Official and the Contribution(s) do not exceed $350 per election; or

•the Access Person is not entitled to vote for such Public Official and the Contribution(s) do not exceed $150 per election.

All other requested Contributions will be considered on a case-by-case basis and will only be permitted if the CCO determines that such Contribution will not violate Rule 206(4)-5. Please refer to the policies and procedures related to political contributions in the adviser’s compliance manual. A Political Contribution Pre-clearance Request may be submitted through StarCompliance, the code of ethics reporting software used by North Square, or through such other means designated by the CCO including the Form contained in Exhibit G.

G.Conflicts of Interest. Access Persons must provide disinterested advice and any relevant potential personal or business conflicts of interest must be disclosed to the CCO and, where appropriate, “Information Wall” procedures may be utilized to avoid potential conflicts of interest. Access Persons must avoid engaging in any activity which might reflect poorly upon themselves or us or which would impair their ability to discharge their duties with respect to us and our Clients.

H.Fair Treatment. Access Persons must avoid taking any action which would favor one Client or Investor over another in violation of our fiduciary duties and applicable law. Access Persons must comply with relevant provisions of our compliance manuals designed to detect, prevent or mitigate such conflicts.

I.Service as Outside Director, Trustee or Executor. Access Persons must gain approval to serve on the boards of directors of publicly traded companies, or in any similar capacity. In the event such a request is approved, “Information Wall” procedures may be utilized to avoid potential conflicts of interest. Other than by virtue of their position with North Square or with respect to a family member, Access Person must gain approval to serve as a trustee, executor or fiduciary or on a creditor’s committee.

J.Forfeitures. If there is a violation of paragraphs A, B, C , D or E, above, the CCO may determine whether any profits should be forfeited and may be paid to one or more Clients for the benefit of the Client(s). The CCO will determine whether gifts accepted in violation of paragraph E need to be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of our Clients.

K.Reporting Violations. Any Access Person who believes that a violation of this Code has taken place must promptly report that violation to the CCO or to the CCO’s designee. Additionally, in the event that the CCO is involved in the violation, Access Persons may report violations to the CEO. To the extent that such reports are provided to a designee (where the CCO is not involved), the designee shall provide periodic updates to the CCO with respect to violations reported. Access Persons may make these reports anonymously and no adverse action shall be taken against any such person making such a report in good faith.

L.Waivers. CCO may grant waivers of any substantive restriction in appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers.

M.Brokerage Accounts. Access Persons must disclose all brokerage accounts to the CCO and instruct their brokers to provide timely duplicate account statements and confirms to the CCO. A form of duplicate account statement and confirmations request letter is included as Exhibit E. Access Persons may also submit requests through StarCompliance.

4.Pre-clearance and Reporting Procedures

A.Pre-clearance. Currently, because the Adviser is not trading client accounts, Access Persons are only required to pre-clear initial public offerings, private placements, and mutual funds managed by Adviser. Access Persons may seek approval for these types of personal transactions through StarCompliance or such other forms designated by the Chief Compliance Officer. Each Employee who wishes to effect a transaction in securities covered by the Code of Ethics, including any initial public offering, private placement, or mutual fund managed by Adviser must first obtain written pre-clearance of the transaction from the Chief Compliance Officer or Chief Executive Officer. A decision on permissibility of the trade generally will be rendered by the end of the following trading day on which the request is received. Pre-clearance will be effective until the end of the next trading day, unless otherwise specified.

B.Pre-clearance is not required for:

(a)Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

(b)Purchases or sales of open-end mutual funds, other than the mutual funds managed by Adviser.3

(c)Purchases or sales which are non-volitional on the part of either the Access Person or the Client;

(d)Transactions in Reportable Securities or securities which are not Reportable Securities;

(e)Purchases which are part of an Automatic Investment Plan or DRIP;

(f)Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

(g)Purchases or sales in fixed income securities.

3    Purchases or sales of ETFs are still subject to the Reporting Requirements set forth in Section 4.C.

Access Persons should consult the CCO if there are any questions about whether one of the exemptions listed above applies to a given transaction. We may, from time to time and in the sole discretion of the CCO, maintain a “Restricted List” of securities in which Access Persons may not trade.

C.Required Reports.

(a)Initial and Annual Holdings Reports. Each Access Person must submit to the CCO a report in the form attached as Exhibit B: (i) not later than ten (10) days after becoming an Access Person, reflecting the Access Person’s holdings as of a date not more than 45 days prior to becoming an Access Person; and (ii) annually, on a date selected by the CCO, as of a date not more than 45 days prior to the date the report was submitted.

Holdings reports must contain the following information:

(i)the title and type of security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

(ii)the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit. (Note that even those accounts that hold only non-Reportable Securities must be included); and

(iii)the date the Access Person submits the report.

Brokerage statements or electronic brokerage feeds containing all required information may be substituted for the Holdings Report Form if submitted timely. To the extent that a brokerage statement or feed lacks some of the information otherwise required to be reported, you may submit a holdings report containing the missing information as a supplement to the statement or confirmation.

(b)Quarterly Reports. Within 30 days after the end of each calendar quarter, each Access Person must submit a report to the CCO covering all transactions in non- excepted Reportable Securities in the form attached as Exhibit D.

Transactions reports must contain the following information:

(i)the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;
(ii)

i.the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

ii.the price of the security at which the transaction was effected;

iii.the name of the broker, dealer or bank with or through which the transaction was effected; and

iv.the date the Access Person submits the report.

Brokerage account statements containing all required information may be substituted for the attached form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a transactions report containing the missing information as a supplement to the statement or confirmation.

D.Exceptions to Reporting Requirements. The reporting requirements of Section 4.C. apply to all transactions in Reportable Securities other than:

(a)transactions with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control; and

(b)transactions effected pursuant to an Automatic Investment Plan or DRIP.

Although Access Persons are not required to report transactions in accounts for which the Access Person does not have direct or indirect control, the Access Person must certify that he or she does not have direct or indirect control upon the initial reporting of the account and on a quarterly basis thereafter.

Granting third-party discretionary investment authority over an account does not, by itself, exempt an account from the reporting requirements. Similarly, trusts over which an Access Person is the grantor or beneficiary may also be subject to the reporting requirements, regardless of whether a trustee has management authority. North Square will conduct additional due diligence as deemed necessary by its CCO to determine whether an Access Person may have any direct or indirect influence or control over the investment decisions of accounts they’ve granted third-party discretionary investment authority over, which may include:

(1)Evaluating the relationship between the Access Person and the person managing the account;

(2)Requesting completion of periodic certifications by the Access Person or third- party managers regarding the Access Person’s influence over the account;

(3)Requesting periodic completion of holdings or transaction reports to identify transactions that would have been prohibited pursuant to this Code, absent reliance on the reporting exemption; or

(4)Periodically requesting statements for accounts managed by third-parties where there is no identified direct or indirect influence or control over the investment decisions in an account.

If an Access Person is unsure as to whether an account is qualified for the exception, he or she should consult with the CCO. In the event it is determined that the Access Person may have direct or indirect influence or control over investment decisions, the Access Person will be required to report transactions in the account on a quarterly basis, as required for any reportable account.

In the event the discretion over the account changes such that the Access Person has direct or indirect control, the Access Person must promptly report to the CCO and begin providing quarterly transactions for the account.

E.Duplicate Statements/Transaction Data. Each Access Person, with respect to each brokerage account in which such Access Person has any direct or indirect beneficial interest, may choose to arrange that the broker shall provide duplicate copies of brokerage statements (or the same information in electronic format) covering each transaction in a Reportable Security and holdings in such account.

F.Prohibition on Self Pre-clearance. No Access Person shall pre-clear his or her own trades, review his own reports or approve his own exemptions from this Code. When such actions are to be undertaken with respect to a personal transaction of the CCO, the CEO will perform such actions as are required of the CCO by this Code.

(5)Code Notification and Access Person Certifications

The CCO shall provide notice to all Access Persons of their status under this Code and shall deliver a copy of the Code to each Access Person annually. Additionally, each Access Person will be provided a copy of any Code amendments. After reading the Code or amendment, each Access Person shall make the certification designated in StarCompliance or contained in Exhibit F hereof. Annual certifications shall be completed after the end of each calendar year. Certifications with respect to amendments to the Code must be returned to the CCO within a reasonably prompt time.

(6)Review of Required Code Reports

A.Reports required to be submitted pursuant to the Code will be reviewed by the CCO or a designee on a periodic basis.

B.Any material violation or potential material violation of the Code must be promptly reported to the CCO. The CCO will investigate any such violation or potential violation and report violations the CCO determines to be “material” to the CEO and/or the Board, as appropriate, with a recommendation of such action to be taken against any individual who is determined to have violated the Code, as is necessary and appropriate to cure the violation and prevent future violations. Other violations shall be handled by the CCO in a manner he deems to be appropriate. However, sanctions more severe than a warning or censure must be approved by CCO, as applicable.

C.The CCO will keep a written record of all investigations in connection with any Code violations including any action taken as a result of the violation.

D.Sanctions for violations of the Code include: verbal or written warnings and censures, monetary sanctions, disgorgement or dismissal. Where a particular Client has been harmed by the violative action, disgorgement may be paid directly to the Client; otherwise, monetary sanctions shall be paid to an appropriate charity determined by the CCO.

7.Recordkeeping and Review

This Code, a record of all certifications of an Access Person’s receipt of the Code or any amendments thereto, any written prior approval for a Reportable Securities transaction given pursuant to Section 4.A. of the Code, a copy of each report by an Access Person, a record of any violation of the Code and any action taken as a result of the violation, any written report hereunder by the CCO, and lists of all persons required to make and/or review reports under the Code shall be preserved with the Adviser’s records, for the periods and in the manner required by Advisers Act Rule 204-2. To the extent appropriate and permissible, the CCO may choose to keep such records electronically.

The CCO shall review this Code and its operation annually and may determine to make amendments to the Code as a result of that review. Material and non-material amendments to this Code should be made and distributed as described in Section 5.

Exhibit A
North Square Investments, LLC Personal Trading Request Form
Instructions: Please copy and paste the form below into an email and send to CCO for approval

Access Person Name:

Person On Whose Behalf Trade is Being Done (if different):

Broker:

Brokerage Account Number:

Ticker Symbol or CUSIP:

Number of Shares or Units:

Buy or Sell:

I hereby certify that all of the following information is true and complete:

To the best of my knowledge, the requested transaction is consistent with the letter and spirit of the Code of Ethics and applicable law.

E-Signature:

When approved by the CCO, this authorization is approved for this transaction only and is effective for 24 hours from the time approved unless you are notified otherwise by the CCO. A record of this transaction will be kept by the CCO in confidential files.

EXHIBIT B

North Square Investments, LLC Sample Initial Holdings Report

This form must be completed by each Access Person within 10 days of becoming an Access Person.
Do you, or an immediate family member, have direct or indirect beneficial ownership in any investment accounts? For purposes of this report, an immediate family member shall include your: (a) spouse or domestic partner; (b) children under the age of 18; and (c) any relative who resides in your household.
•No
•Yes (If yes, please list each account in accordance with the directions).
Please list every account over which you, or an immediate family member, has direct or indirect beneficial ownership in the chart below and attach a copy of your most recent account statement(s) for each account. In determining the appropriate account type for each account listed below, please refer to the following definitions:
Reportable Accounts: A reportable account is one in which you, or an immediate family member, effects or directs the trading of reportable securities, such as stocks and ETFs.
Discretionary Accounts: A discretionary account is one in which you, or an immediate family member, has delegated control over the account to an outside manager, including managed accounts and trusts. Statements are required for discretionary accounts when you or an immediate family member exercises direct or indirect control over the account. Generally, an Access Person, or his or her immediate family member, will be deemed to have direct or indirect control over any account in which he or she: (a) directs the purchase or sales of investments; (b) suggests purchases or sales of investments to the trustee or third-party discretionary manager; or (c) consults with a trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account and the manager acts upon such consultation. An additional form must be completed for discretionary accounts.
Mutual Fund Only Accounts: Mutual fund only accounts are able to hold reportable securities but only hold mutual funds.
Non-reportable Accounts: Non-reportable accounts include: (1) accounts that cannot hold any other type of security except mutual funds; (2) 529 savings accounts; and (3) insurance policies or annuities where neither you nor any immediate family member has the ability to exercise direct or indirect control.
Private or Limited Offerings: a Private or Limited Offering means an offering that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505, or 506, such as an investment in a limited partnership or limited liability company.

Account Name	Account Number	Broker

By signing this report, you are certifying that the accounts listed above constitute all the accounts in which you or an immediate family member has any beneficial interest, including accounts that are not subject to the firm’s specific reporting requirements.

Signature:         Dated:

EXHIBIT C

North Square Investments, LLC Sample Annual Holdings Report

This form must be completed by each Access Person within 45 days following the end of each calendar year.

This report includes all of the accounts you have reported to date. If there are any other accounts not listed below that are held for the direct or indirect benefit of you or an immediate family member1, as of the quarter end, please attach the account statement to this form. By signing this form you are certifying that you have arranged to have account statements sent to us or are providing documentation of your reportable quarterly transactions.
Account statements containing all required information may be used to comply with the firm’s requirements for personal securities reporting if submitted timely. To the extent that an account statement lacks some of the information otherwise required to be reported, a transaction report containing the missing information may be attached as a supplement to the statement.
Reportable Accounts: The table below includes all of the reportable accounts that you have reported to date. A reportable account is one which you, or an immediate family member, effects or directs the trading of reportable securities, such as stock and ETFs. We are receiving statements for the reportable accounts listed below.

Account Name	Account Number	Broker

Discretionary Accounts: The table below includes all of the discretionary accounts you have reported to date. A discretionary account is one in which you, or an immediate family member, has delegated control over the account to an outside manager, including managed accounts and trusts. Discretionary accounts are subject to random sampling, at the CCO’s discretion. Statements are required for discretionary accounts when you or an immediate family member exercises direct or indirect influence or control over the account. Generally, an Access Person, or his or her immediate family member, will be deemed to have direct or indirect influence or control over any account in which he or she: (a) directs the purchase or sales of investments; (b) suggests purchases or sales of investments to the trustee or third-party discretionary manager; or (c) consults with a trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account and the manager acts upon such consultation.

Account Name	Account Number	Broker

Has there been a change in any of the information included in the table above?

◦No
◦Yes (If yes, please describe the changes).

Did you exercise direct or indirect influence or control over any transaction that occurred in the account during the quarter?

◦No
1 For purposes of this report, an immediate family member shall include an Access Person’s: (a) spouse or domestic partner; (b) children under the age of 18; and (c) any relative residing in the same household as the Access Person.

□    Yes (If yes, please list the account in which you exercised direct or indirect influence or control).

Mutual Fund Only Accounts: The table below includes all of the mutual fund only accounts you have reported to date. Mutual fund only accounts are able to hold reportable securities but only hold mutual funds.

Account Name	Account Number	Broker

Non-reportable Accounts: The table below includes all of the non-reportable accounts you have reported to date. Non-reportable accounts include: (1) accounts that cannot hold any other type of security except mutual funds; (2) 529 savings accounts; and (3) insurance policies or annuities where neither you nor any immediate family member has the ability to exercise direct or indirect influence or control.

Account Name	Account Number	Broker

Private or Limited Offerings: The table below includes all of the private or limited offerings you have reported to date. A Private or Limited Offering means an offering that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505, or 506, such as an investment in a limited partnership of Limited Liability Company.

Account Name	Account Number	Broker

By signing this report, you are certifying that the accounts listed above constitute all the accounts in which you or an immediate family member has any beneficial interest, including accounts that are not subject to the firm’s specific reporting requirements.

Signature:         Dated:

EXHIBIT D

North Square Investments, LLC

Sample Quarterly Personal Account Report
For the Calendar Quarter Ended

This form must be completed within 30 days following the end of each calendar quarter.

This Certification includes all of the accounts you have reported to date. If there are any other accounts not listed below that are held for the direct or indirect benefit of you or an immediate family member, as of the quarter end, please attach the account statement to this Certification. As used herein, “immediate family member” shall mean an Access Person’s: (a) spouse or domestic partner: (b) children under the age of 18; and (c) any relative residing in the same household as the Access Person. By signing this Certification you are certifying that you have arranged to have account statements sent, or are providing documentation of your reportable quarterly transactions.
Account statements containing all required information may be used to comply with the firm’s requirements for personal securities reporting if submitted timely. To the extent that an account statement lacks some of the information otherwise required to be reported, a transaction report containing the missing information may be attached as a supplement to the statement.
Reportable Accounts: The table below includes all of the reportable accounts you have reported to date. A reportable account is one in which you, or an immediate family member, effects or directs the trading of reportable securities, such as stocks and ETFs, as well as accounts in which it is determined that you exercise direct or indirect influence or control over the trading. We are receiving statements for the reportable accounts listed below.

Account Name	Account Number	Broker

Mutual Fund Only Accounts: The table below includes all of the mutual fund only accounts you have reported to date. Mutual fund only accounts are able to hold reportable securities but only hold mutual funds.

Account Name	Account Number	Broker

Discretionary Accounts: The table below includes all of the discretionary accounts you have reported to date. A discretionary account is one in which you, or an immediate family member, has delegated control over the account to an outside manager, including managed accounts and trusts. Discretionary accounts are subject to random sampling at the CCO’s discretion; however, please note that you will be required to provide quarterly statements for the account if it is determined that you or an immediate family member exercises direct or indirect influence or control over the discretionary account.
Generally, an Access Person, or his or her immediate family member, will be deemed to have direct or indirect influence or control over any account in which he or she: (a) directs the purchase or sales of investments; (b) suggests purchases or sales of investments to the trustee or third-party discretionary manager; or (c) consults with a trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account and the manager acts upon such consultation.

Account Name	Account Number	Broker

•Has there been any change in any of the information included in the table above?
◦No
◦Yes (If yes, please describe the changes)
•Did you exercise direct or indirect influence or control over any transaction that occurred in the account during the quarter?
◦No
◦Yes (If yes, please describe the changes)
Private or Limited Offerings: The table below includes all of the private or limited offerings that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505, or 506, such as an investment in a limited partnership or limited liability company.

Account Name	Account Number	Broker

Recently Opened or Closed Accounts:
Please ensure you have listed all accounts over which you or an immediate family member has a beneficial interest, regardless of whether such accounts are required to be reported pursuant to the firm’s Code of Ethics.

•Did you open or close any accounts during the quarter? If yes, please list below.

◦Yes
◦No

By signing this Certification, you are certifying that the accounts listed above constitute all the accounts in which you (or an immediate family member) have direct or indirect beneficial interest, including accounts that are not subject to the firm’s specific reporting requirements.

Signature:         Dated:

EXHIBIT E

Sample Form of Brokerage Letter

[Date]
[Broker Name] [Address]

Re: Account No.     Account Name

Dear [Broker Name],

As of [Date], please send to North Square Investments, LLC, duplicate monthly brokerage account statements for the above-named account.
Please mail duplicate account statements (or provide access to data feed) to: North Square Investments, LLC
Attn:
Street
City, State Zip

Thank you for your prompt attention to this matter. Sincerely,

[Access Person]

cc: Chief Compliance Officer

EXHIBIT F

North Square Investments, LLC

Certification of Receipt and Compliance

This form must be completed by each Access Person within 10 days of becoming an Access Person; and upon receipt of any amendment to the Code.

I hereby acknowledge receipt of North Square Investments, LLC’s current Code of Ethics (the “Code”), including any applicable amendments. I hereby certify that I (1) recently have read/re-read the Code (including any amendments thereto); (2) understand the Code; and (3) recognize that I am subject to its provisions. I also hereby certify that I have complied with and will continue to comply with the requirements of the Code and that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code. Moreover, I agree to promptly report to North Square’s Chief Compliance Officer any violation or possible violation of the Code of which I become aware. I understand that violation of the Code will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

Name:         (Please print or type clearly)

Signature:

Date:

EXHIBIT G

North Square Investments, LLC Political Contribution Pre-clearance Request
You are permitted to pursue legitimate political activities and to make political contributions to the extent permitted under U.S. law. However, you are prohibited from making contributions to U.S. state or local officials or candidates for state or local office if those contributions are intended to influence the award or retention of municipal finance business or any other business.

As a covered person of North Square Investments, LLC you are generally permitted to contribute:
(i)up to $350 to an official per election (with primary and general elections counting separately), if you are entitled to vote for the official at the time of the contribution, and;

(ii)up to $150 to an official per election (with primary and general elections counting separately), if you are not entitled to vote for the official at the time of the contribution.

You may not circumvent these rules by having your spouse or other member of your household make a contribution on your behalf.
Please complete the following information and submit it to the Chief Compliance Officer for review. Only one political contribution request per form.

IMPORTANT INFORMATION:    Do not make the political contribution unless you
are advised that the pre-clearance has been approved.

Name of Contributor:

Full Name and title (if applicable) of Campaign/Candidate or Political Action Committee (“PAC”):

Level of Office (i.e., city, county, state, federal):
Municipality:         Amount of Intended Contribution:          Signature of Associate:          Date Submitted:

COMPLIANCE USE ONLY     Approved         Not Approved Signature of CCO:                      Date of Review: